QuickLinks -- Click here to rapidly navigate through this document

CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 10.13

AGREEMENT

        THIS AGREEMENT is effective as of November 7, 2001 (the "Effective Date") by and between HealtheTech, Inc., a Delaware corporation with offices located at 523 Park Point Drive, Golden, Colorado 80401 ("HET"), and Sensors for Medicine and Science, Inc., a Delaware corporation having offices at 12321 Middlebrook Road, Suite 210, Germantown, Maryland 20874 ("SMSI").

        WHEREAS, HET and SMSI are parties to a License Agreement dated August 17, 1999 and subsequently amended on October 30, 1999 and March 31, 2000 (collectively hereinafter the "1999 Agreement"), relating to the development and use of oxygen sensor technology; and

        WHEREAS, SMSI has performed various engineering and development services for HET in the years 2000 and 2001 relating to oxygen sensor technologies, wherein the scope of said services are agreed by the parties to be outside the original contemplated scope of development services contemplated by the 1999 Agreement ("Additional Development Services"), and wherein such services are not or have not been specifically reimbursable pursuant to any other purchase order issued by HET, and the parties wish to resolve any differences as to the value of, and remuneration for, said Additional Development Services, under the terms and conditions herein;

        NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do agree as follows.

        1.    VALUE ASSIGNED.    The parties hereby assign a total value of [*] (all dollars herein are U.S. dollars) for any and all, known or unknown, Additional Development Services rendered in 2000 and 2001 for or on behalf of HET by SMSI and its agents or "Affiliates" (as defined in the 1999 Agreement).

        2.    AMOUNTS ALREADY PAID.    It is agreed by the parties that HET has already paid to SMSI, and SMSI has already received, a payment in the amount of $102,195.00 towards the Additional Development Services.

        3.    OUTSTANDING BALANCE.    It is therefore agreed by the parties that as a result of the payment identified above, the total remaining value for all Additional Development Services is therefore [*].

        4.    PAYMENTS TO SMSI.    HET hereby agrees to pay to SMSI the remaining balance of [*] in accordance with the following payment schedule and terms, and SMSI agrees that fulfillment of all payments in accordance with the following payment schedule and terms constitutes full remuneration for any and all, known or unknown, Additional Development Services:

          (a)  HET shall pay to SMSI an additional sum of $85,791.00 within ten (10) business days of the Effective Date herein; and

          (b)  HET shall pay to SMSI the remaining [*] in the form of an additional [*] royalty on revenue received from HET sales of Disposable Products (as defined in Section 1.4 of the 1999 License Agreement) manufactured for use with HET products incorporating the SMSI Reusable Sensor (as defined in the 1999 License Agreement)(hereinafter "Additional Royalty"). This Additional Royalty obligation shall not count towards the HET minimum royalty obligation specified in Section 3.2 of the 1999 License Agreement, and shall be in addition to any other royalty obligations specified in the 1999 License Agreement.

          (c)  The Additional Royalty obligations specified in section 4(b) above shall be payable to SMSI in accordance with Section 4 of the 1999 License Agreement and shall be reported and itemized separately from other royalties payable to SMSI under the 1999 Agreement. Additional Royalties payable to SMSI under this Agreement shall also be subject to the records and audit provisions set forth in Section 5 of the 1999 License Agreement. In the event that the cumulative payable Additional Royalty payments do not equal the remaining [*] by January 15, 2003, HET shall pay to SMSI a lump-sum equal to the difference between the [*] and cumulative total Additional Royalty payments made payable by that date and upon payment of such a lump-sum, the Additional Royalty payments shall cease.

        5.    OTHER DEVELOPMENT WORK.    It is agreed by the parties that, unless otherwise agreed in writing by the parties, any additional development work undertaken by or on behalf of SMSI in furtherance of meeting the requirements of the oxygen sensor specification defined in Appendix 13.2 of the 1999 License Agreement shall be at SMSI's sole expense. Nothing herein shall be construed as relieving HET of the obligation to pay to SMSI the full amount of the separate Oxygen Sensor Development Fee described in Section 13.3 of the 1999 Agreement.

        6.    MISCELLANEOUS TERMS.    Any payments to SMSI under this Agreement shall be made to the SMSI address specified above. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, excluding conflict of laws principles. No rights or licenses are granted to HET hereunder.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative.

HEALTHETECH, INC.		SENSORS FOR MEDICINE AND SCIENCE, INC.

By:	/s/ NOEL JOHNSON Noel Johnson, PhD Chief Operating Officer	By:	/s/ MARC R. SCHNEEBAUM Marc R. Schneebaum President and CEO
Date:	/s/ 11/08/01	Date:	/s/ 11/07/01

QuickLinks

AGREEMENT